CALGENE, INC.
                                  EXHIBIT 11.0

               SCHEDULE OF COMPUTATION OF PER SHARE INCOME (LOSS)
                 (In Thousands, Except Share and per Share Data)

                                                              Three Months Ended
                                                                March 31, 1997
                                                              ------------------

Primary

     Average shares outstanding                                  66,729,530
     Net effect of dilutive stock options -
         based on the treasury stock method
         using average market price                               2,858,776
     Total                                                       69,588,306

     Net income                                                 $     4,740
                                                                ===========

     Per share amount                                           $       .07
                                                                ===========

Fully Diluted

     Average shares outstanding                                  66,729,530
     Net effect of dilutive stock options -
         based on the treasury stock method
         using the quarter-end market price, if
         higher than average market price                         3,890,019
     Assumed conversion of convertible
         term loan and accrued interest
         payable to affiliate                                     5,334,400
     Total                                                       75,953,949

     Net income                                                 $     4,740

     Add convertible term note interest, net
         of federal income tax effect                                   626
                                                                -----------
     Total                                                      $     5,366
                                                                ===========

     Per share amount                                           $       .07
                                                                ===========